PRESS RELEASE

The Clorox Company Reports 3 Percent Sales Growth in Q3; Updates Fiscal Year 2015 Outlook for Sales and EPS

OAKLAND, Calif., May 1, 2015 – The Clorox Company (NYSE:CLX) today reported sales growth of 3 percent and a decrease of 5 percent diluted net earnings per share (EPS) from continuing operations for its third quarter, which ended March 31, 2015. On a currency-neutral basis, sales grew 5 percent.

“I’m pleased we delivered strong results in the third quarter, allowing us to raise our fiscal year sales outlook and update our EPS outlook,” said Chief Executive Officer Benno Dorer. “All U.S. segments contributed to sales growth, and sales for International grew strongly on a currency-neutral basis. Importantly, our continued incremental investments in demand building, including meaningful innovation, are paying off, as we saw the highest market share growth in about four years.

“In addition, the company delivered gross margin expansion in the quarter, demonstrating that we’re on track with our strategy to deliver growth profitably through strong cost savings programs and price increases.

“As we look to the remainder of the year and into fiscal 2016, I believe we have the right plans in place to address the challenges we continue to anticipate, including increasingly unfavorable foreign currencies and slowing international economies.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated. As previously announced, Corporación Clorox de Venezuela S.A. (Clorox Venezuela) discontinued operations effective Sept. 22, 2014. For the current and year-ago quarters, the results from Clorox Venezuela are now included in discontinued operations in the company’s financial statements. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key third-quarter results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Third-Quarter Results

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2014, unless otherwise stated.

*	$1.08 diluted EPS (5% decrease)
*	1% volume growth
*	3% sales growth

In the third quarter, Clorox delivered earnings from continuing operations of $144 million, or $1.08 diluted EPS, compared to $151 million, or $1.14 cents diluted EPS, in the year-ago quarter. Third-quarter results reflected higher performance-based incentive compensation costs as the company anticipates exceeding its annual incentive targets; whereas in the prior-year, earnings benefitted from a 12-cent impact when the company fell significantly below these targets. The impact of incentive compensation costs is reflected in selling and administrative expenses, cost of products sold, and research and development on the income statement. Third-quarter diluted EPS was also negatively impacted by higher manufacturing and logistics costs, increased investments in total demand-building programs and the impact of unfavorable foreign currency exchange rates. These factors were partially offset by higher sales, as well as the benefit of cost savings and price increases. Third-quarter commodity costs were flat.

In the third quarter, sales grew 3 percent, reflecting the benefit of price increases, favorable mix and assortment and higher volume. These factors were partially offset by 2 percentage points of unfavorable foreign currency exchange rates and 1 percentage point of increased trade promotion spending. Volume for the third quarter increased 1 percent, reflecting growth in the Cleaning, Lifestyle and International segments.

The company’s third-quarter gross margin increased 110 basis points to 43.2 percent, reflecting the benefits of cost savings and price increases, favorable mix and assortment and flat commodity costs. These factors were partially offset by higher manufacturing and logistics costs and higher incentive compensation costs.

Fiscal year-to-date net cash provided by continuing operations was $481 million, compared with $444 million in the year-ago period, an increase of 8 percent. Contributing factors include lower incentive compensation and tax payments in the current period, as well as the initial funding of the company’s non-qualified deferred compensation plan in the year-ago period. These benefits were partially offset by $25 million in payments to settle interest-rate hedges related to the company's issuance of long-term debt in December 2014. The company continues to use its cash flow to invest in its business, maintain debt leverage within its targeted range and return excess cash to stockholders through dividends and share repurchases. Fiscal-year-to date, the company has repurchased about 1.5 million shares of its common stock at a cost of approximately $158 million.

Discontinued Operations
In the third quarter, the company recognized $30 million of previously unrecognized tax benefits in discontinued operations upon the expiration of the applicable statute of limitations. Recognition of these previously disclosed tax benefits had no impact on the company’s cash flows or earnings from continuing operations.

Key Segment Results
Following is a summary of key third-quarter results from continuing operations by reportable segment. All comparisons are with the third quarter of fiscal year 2014, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	1% volume growth
●	1% sales growth
●	8% pretax earnings growth

Volume growth in the segment was driven primarily by gains in Home Care, reflecting double-digit volume growth of Clorox® disinfecting wipes behind increased merchandising support and product innovation, as well as record shipments of toilet cleaners. Laundry volume results reflected lower shipments of Green Works® laundry detergent and lower shipments of Clorox bleach primarily due to the impact of the recent price increase. Home Care and Laundry grew market share in total, with gains across multiple brands. Pretax earnings growth reflected higher volume, as well as the benefit of cost savings and price increases, partially offset by an increase in demand-building investments.

Household

(Bags and Wraps, Charcoal, Cat Litter)

●	Flat volume
●	5% sales growth
●	34% pretax earnings growth

Segment volume results reflected double-digit growth in Charcoal on top of high single-digit growth in the year-ago quarter. Charcoal’s strong results were driven primarily by increased merchandising support in anticipation of the grilling season. Offsetting factors include decreased shipments in Bags & Wraps, primarily due to the impact of price increases and lower shipments in Cat Litter, largely due to continuing competitive activity. The variance between volume and sales results was due primarily to the benefit of price increases in Bags & Wraps. Pretax earnings growth reflected higher sales, significant cost savings and the benefit of price increases. These factors were partially offset by higher logistics costs and an increase in demand-building investments.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	2% volume growth
●	3% sales growth
●	6% pretax earnings growth

Volume results in the segment were driven by gains in Natural Personal Care, largely due to product innovation in Burt’s Bees® lip and face-care products, including lip crayons and Renewal face products. Dressings and Sauces also grew volume primarily from increased distribution of Hidden Valley® dry mixes and dips. These results were partially offset by lower shipments in Water Filtration due to continued competitive activity and category softness. Pretax earnings growth reflected lower commodity costs, higher volume and the benefit of cost savings, partially offset by higher manufacturing and logistics and an increase in demand-building investments.

International

(All countries outside of the U.S.)

●	1% volume growth
●	Flat sales (10% growth, currency-neutral basis)
●	26% pretax earnings decrease

The segment’s volume growth reflected gains in Mexico and Canada, partially offset by lower shipments in Argentina and Asia. Segment sales reflected the impact of unfavorable foreign currency exchange rates across most countries, offset by the benefit of price increases, favorable mix and assortment and higher volume. On a currency-neutral basis, segment sales grew 10 percent. Pretax earnings decreased $6 million primarily due to increases in selling and administrative expenses, driven by inflation and higher performance-based incentive compensation costs; the impact of unfavorable foreign currency exchange rates; higher manufacturing and logistics costs; and higher commodity costs. These factors were partially offset by the benefit of price increases, favorable mix and assortment and the benefit of cost savings.

Clorox Updates Outlook for Fiscal Year 2015

●	1% to 2% sales growth (previously about 1% sales growth)
●	EBIT margin about flat (unchanged)
●	$4.45 to $4.55 diluted EPS range (previously $4.40 to $4.55)

The company now anticipates fiscal-year 2015 sales to grow in the range of 1 percent to 2 percent. Clorox’s updated sales outlook reflects stronger results through the third quarter and more than 2 percentage points of impact from unfavorable foreign currency exchange rates. Other moderating factors include slowing economies in international markets and an increase in trade-promotion spending to drive the company’s core business and trial of new products in a highly competitive environment.

Clorox continues to anticipate moderate gross margin expansion in fiscal year 2015, reflecting the benefit of cost savings and price increases. The company continues to anticipate commodity costs to be about flat due to energy cost declines. Offsetting factors to gross margin expansion include higher logistics costs, as well as the aforementioned increase in trade-promotion spending.

Clorox continues to anticipate EBIT margin to be about flat for fiscal year 2015, reflecting moderate gross margin expansion, offset by higher performance-based incentive compensation costs. The company’s fiscal-year EBIT margin also reflects higher demand-building investments.

Clorox continues to anticipate its effective fiscal year 2015 tax rate to be about 34 percent.

Net of all these factors, Clorox now anticipates fiscal year 2015 diluted EPS from continuing operations in the range of $4.45 to $4.55.

For More Detailed Financial Information

Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Combined financial tables that include the schedules below
*	Supplemental unaudited condensed volume and sales growth information
*	Supplemental unaudited condensed gross margin driver information
*	Supplemental unaudited reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
*	Supplemental balance sheet and cash flow information and free cash flow reconciliation (unaudited)
*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with about 7,700 employees worldwide and fiscal year 2014 sales of $5.5 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® and KC Masterpiece® dressings and sauces; Brita® water-filtration products and Burt’s Bees® natural personal care products. The company also markets brands for professional services, including Clorox Healthcare®, HealthLink®, Aplicare® and Dispatch® infection control products for the healthcare industry. More than 80 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2014, The Clorox Company and The Clorox Company Foundation contributed more than $16 million in combined cash grants, product donations, cause marketing and employee volunteerism. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management's estimates, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Exhibit 99.2 of the Company’s Current Report on Form 8-K filed on December 4, 2014, as updated from time to time in the company's SEC filings. These factors include, but are not limited to: risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor unrest and inflationary pressures, particularly in Argentina and other challenging markets; risks related to the possibility of nationalization, expropriation of assets, or other government action in foreign jurisdictions; risks related to the Company’s discontinuation of operations in Venezuela; intense competition in the company's markets; changes in the company’s leadership; worldwide, regional and local economic conditions and financial market volatility; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities and increases in energy, transportation or other costs; the ability of the company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; costs resulting from government regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the ability of the company to implement and generate anticipated cost savings and efficiencies; the success of the company's business strategies; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions and the company's litigation related to its discontinued operations in Brazil; the ability of the company to develop and introduce commercially successful products; risks relating to acquisitions, new ventures and divestitures and associated costs, including the potential for asset impairment charges, related to, among others, intangible assets and goodwill; risks related to reliance on information technology systems, including potential security breaches, cyber attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; the company's ability to attract and retain key personnel; the company's ability to maintain its business reputation and the reputation of its brands; environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company's control; the company's ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its operations and financial results; the company's ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the company's tax rate; the accuracy of the company's estimates and assumptions on which its financial statement projections are based; the company's ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to sales growth, diluted EPS and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Landon Dunn (510) 271-7256, landon.dunn@clorox.com

Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Nine Months Ended
	3/31/2015	3/31/2014	3/31/2015	3/31/2014
Net sales	$1,401	$1,366	$4,098	$4,017
Cost of products sold	796	791	2,343	2,303
Gross profit	605	575	1,755	1,714

Selling and administrative expenses	206	178	577	568
Advertising costs	124	120	372	362
Research and development costs	34	28	97	90
Interest expense	25	25	77	77
Other income, net	(1)	(2)	-	(4)
Earnings from continuing operations before income taxes	217	226	632	621
Income taxes on continuing operations	73	75	215	213
Earnings from continuing operations	144	151	417	408
Earnings (losses) from discontinued operations, net of tax	30	(14)	(28)	(20)
Net earnings	$174	$137	$389	$388

Net earnings (losses) per share
Basic
Continuing operations	$1.09	$1.16	$3.20	$3.15
Discontinued operations	0.22	(0.11)	(0.22)	(0.16)
Basic net earnings per share	$1.31	$1.05	$2.98	$2.99

Diluted
Continuing operations	$1.08	$1.14	$3.14	$3.10
Discontinued operations	0.22	(0.10)	(0.21)	(0.16)
Diluted net earnings per share	$1.30	$1.04	$2.93	$2.94

Weighted average shares outstanding (in thousands)
Basic	131,833	129,318	130,566	129,743
Diluted	134,115	131,555	133,090	132,004

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (Losses) from Continuing Operations
Third Quarter	Net Sales			Before Income Taxes
	Three Months Ended			Three Months Ended
	3/31/15	3/31/14	% Change (1)	3/31/15	3/31/14	% Change (1)
Cleaning Segment	$442	$437	1%	$100	$93	8%
Household Segment	451	428	5%	102	76	34%
Lifestyle Segment	243	237	3%	71	67	6%
International Segment	265	264	0%	17	23	-26%
Corporate	-	-	-	(73)	(33)	121%
Total Company	$1,401	$1,366	3%	$217	$226	-4%	(2)

				Earnings (Losses) from Continuing Operations
Year-to-Date	Net Sales			Before Income Taxes
	Nine Months Ended			Nine Months Ended
	3/31/15	3/31/14	% Change (1)	3/31/15	3/31/14	% Change (1)
Cleaning Segment	$1,359	$1,348	1%	$331	$325	2%
Household Segment	1,214	1,152	5%	205	169	21%
Lifestyle Segment	705	692	2%	200	189	6%
International Segment	820	825	-1%	67	87	-23%
Corporate	-	-	-	(171)	(149)	15%
Total Company	$4,098	$4,017	2%	$632	$621	2%	(2)

(1)	Percentages based on rounded numbers.
(2)	The decrease was primarily due to higher performance-based incentive compensation expenses compared to lower incentive compensation expenses in the prior year when the company fell significantly below its incentive targets

Condensed Consolidated Balance Sheets

Dollars in millions

	3/31/2015	6/30/2014	3/31/2014
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$378	$329	$364
Receivables, net	528	546	551
Inventories, net	440	386	447
Other current assets	149	134	158
Total current assets	1,495	1,395	1,520

Property, plant and equipment, net	917	977	970
Goodwill	1,067	1,101	1,096
Trademarks, net	535	547	547
Other intangible assets, net	52	64	67
Other assets	162	174	174
Total assets	$4,228	$4,258	$4,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$70	$143	$394
Current maturities of long-term debt	300	575	575
Accounts payable	397	440	388
Accrued liabilities	533	472	481
Income taxes payable	-	8	-
Total current liabilities	1,300	1,638	1,838
Long-term debt	1,796	1,595	1,595
Other liabilities	733	768	764
Deferred income taxes	97	103	124
Total liabilities	3,926	4,104	4,321

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	762	709	699
Retained earnings	1,832	1,739	1,667
Treasury shares	(1,970)	(2,036)	(2,054)
Accumulated other comprehensive net losses	(481)	(417)	(418)
Stockholders’ equity	302	154	53
Total liabilities and stockholders’ equity	$4,228	$4,258	$4,374

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

The reconciliations below are on a continuing operations basis

Third-Quarter and Fiscal Year-to-Date Sales Growth Reconciliation

	Q3	Q3	Q3 YTD	Q3 YTD
	Fiscal	Fiscal	Fiscal	Fiscal
	2015	2014	2015	2014
Total Sales Growth – GAAP	2.6%	-1.9%	2.0%	0.2%
Less: Foreign exchange	-2.0	-2.9	-2.3	-2.1
Currency Neutral Sales Growth - Non-GAAP	4.6%	1.0%	4.3%	2.3%

The reconciliations below for fiscal year 2014 are provided as a reference point for the fiscal year 2015 outlook, and reflect the reclassification of Clorox Venezuela to discontinued operations in Q1FY15.

Fiscal Year EBIT Margin(1) Reconciliation

FY
Fiscal
2014
Earnings from continuing operations	$884
before income taxes – GAAP

Interest Income	-3
Interest Expense	103

EBIT (1) – Non-GAAP	$984

Net Sales	$5,514
EBIT margin(1) – Non-GAAP	17.8%

(1) EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.